Exhibit 99.1

China Evergreen Announces Appointment of new Chief Financial Officer

Guangzhou, China (December 30, 2005) – China Evergreen Environmental Corporation (OTCBB:CEEC), a waste water engineering company in the People’s Republic of China, announced its appointment of Peh Chung Lim as its new Chief Financial Officer. Ren Cai Ding, who has resigned as Chief Financial Officer of the company, will act as senior advisor to the company.

Mr. Lim is a Malaysian national with more than 10 years of financial management experience with large multi-national corporations in Malaysia, Singapore, Indonesia, Taiwan and the People’s Republic of China. Mr. Lim is a member of CPA Australia and has a degree in Economics from Monash University in Melbourne, Australia. Mr. Lim joins China Evergreen as the company embarks upon a rapid-growth strategy and continues to access the capital markets to fund future growth to enhance shareholder value. As the company’s new Chief Financial Officer, Mr. Lim brings his extensive background in financial management to guide China Evergreen in this crucial stage of the company.

About China Evergreen Environmental Corporation

China Evergreen Environmental Corporation is a leading designer, engineer and developer of waste water treatment facilities in China. With its proprietary technology resources and project management experience, the company provides both turnkey and BOT (build-operate-transfer) services to a range of industrial companies and municipalities throughout China. The company also makes sales of its proprietary GM Bio-carriers, a natural, chemical-free process that improves the efficiency of the waste water treatment process.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made on behalf of the company and its subsidiaries. All such forward-looking statements are, by necessity, only estimates of future results and actual results achieved by the company may differ materially from these statements due to a number of factors. Any forward-looking statements speak only as of the date made. Statements made in this document that are not purely historical are forward-looking statements, including any statements as to the acquisition, beliefs, plans, expectations, or intentions regarding the future. Risk factors that may cause results to differ from projections include, without limitation, loss of suppliers, loss of customers, inadequate capital, competition, loss of key executives, declining prices and other economic factors. The company assumes no obligations to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such statements. You should independently investigate and fully understand all risks before making investment decisions.

For more information contact:

Beverly Jedynak

Martin E. Janis & Company, Inc.

Investor Relations

312-943-1100 ext. 12 (telephone)

312-943-3583 (fax)

bjedynak@janispr.com (email)

Matthew R. McGovern

Westminster Securities Corporation

Financial Advisors to China Evergreen

+1-212-878-6513 (telephone)

+1-212-878-6545 (fax)

mmcgovern@westminstersecurities.com (email)

Peh Chung Lim (aka James Lim)

China Evergreen Environmental Corporation

+8620-3758-8824 (telephone)

+8620-3758-8564 (fax)

jameslim@gdxsg.com (email)